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                                                                    EXHIBIT 12.1

                  RENAISSANCERE HOLDINGS LTD. AND SUBSIDIARIES
 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS

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
                                QUARTER ENDED
                                  MARCH 31,        YEAR ENDED DECEMBER 31,
                                ------------- ----------------------------------
                                    1997        1996     1995     1994    1993
                                ------------- -------- -------- -------- -------
                                             (DOLLARS IN THOUSANDS)
Income before income taxes and
 cumulative effect of change
 in accounting principle, but
 after minority interest......     $35,982    $156,160 $165,322 $109,298 $31,281
Add:
  Portion of rents
   representative of the
   interest factor............          67         --       --       --      --
  Interest expense............       1,933       6,553    6,424      192     --
                                   -------    -------- -------- -------- -------
Income as adjusted............     $37,982    $162,713 $171,746 $109,490 $31,281
                                   -------    -------- -------- -------- -------
Fixed charges:
  Interest expense............     $ 1,933    $  6,553 $  6,424 $    192 $   --
  Preferred dividends.........         545         --     2,536   12,879     --
  Portion of rents
   representative of the
   interest factor............          67         --       --       --      --
                                   -------    -------- -------- -------- -------
  Total.......................     $ 2,545    $  6,553 $  8,960 $ 13,071 $   --
                                   -------    -------- -------- -------- -------
Ratio of earnings to fixed
 charges......................       14.9x       24.8x    19.2x     8.4x     N/A
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